EXHIBIT 10-46


                              AMENDMENT NO. 4

                                    to

                       RETIREMENT PLAN FOR DIRECTORS

                                    of

                 NEW YORK STATE ELECTRIC & GAS CORPORATION

     The Retirement Plan for Directors ("Plan") of New York State Electric & Gas Corporation, effective January 1, 1992, is hereby amended as follows:
     1. Article 2(c) of the Plan is hereby amended to read in its entirety as follows:
          "Retainer" shall mean the cash remuneration, expressed on an annual basis, payable to an individual in consideration for service as a Director of the Company, including cash remuneration for service as a Director after December 31, 1995. The term "Retainer" shall not include any amounts received either as a reimbursement of expenses incurred by a Director or as payment for attending, scheduled or special Meetings of the Board or its Committees or acting as a chair of any Committee.

     2. The first sentence of the first paragraph of Article 6 of the Plan is hereby amended to read in its entirety as follows:
          Payout of a Participant's monthly benefit shall commence as of the first day of the calendar month next following the latest to occur of the following: (i) the date on which the Participant ceases to serve as a director of the Company; (ii) the date on which the Participant ceases to serve as a director of Energy East; or (iii) the date on which the Participant attains age 65.